Exhibit 10.3
CONSULTING AGREEMENT

This Agreement is made by and between Bright Health Group, Inc., a Delaware corporation, on behalf of itself and its affiliates as applicable ("Bright") and Catherine R. Smith (“Consultant”) for the purpose of setting forth the terms and conditions under which Consultant shall provide certain services to Bright. This Agreement is effective as of the dates outlined in the Term and Termination section below (“Effective Date”).

1.Services to Bright. The parties acknowledge that Consultant has up until May 12, 2023 (the “Separation Date”) served as an employee and named officer of Bright. Consultant shall perform the services listed in Exhibit A. The services shall be performed between May 15, 2023 and the earlier to occur of (a) December 31, 2023 and (b) the closing of the sale of Bright’s CA Medicare Advantage business (the “Service Period”). Consultant shall perform the services called for by this Agreement in accordance with the highest standards of the industry and Bright’s instructions. Consultant's work may be performed remotely. Bright and Consultant acknowledge that Consultant may not assign any other person to perform work for Bright required under this Agreement without Bright’s prior written consent.

    2.    Payment to Consultant. For the services to be performed under this Agreement, Bright shall pay Consultant the amounts set forth in Exhibit A in the time frames set out in Exhibit A. In the event this Agreement is terminated pursuant to Section 7, Bright shall be liable for only those charges incurred prior to the effective termination date.

    3.    Confidentiality. Consultant acknowledges that, in the course of providing services to Bright, it may become aware of or come into possession of certain confidential or proprietary information and documents of Bright. Consultant shall not copy any such information without Bright’s permission, shall not disclose the information to any other person, shall not use the information for any purpose other than performing services under this Agreement and shall return all copies of any such information when all services to be performed under this Agreement have been performed. This Section shall survive any termination of this Agreement.

    4.    Ownership of Work Product. Consultant acknowledges that any work product of any type generated by Consultant under this Agreement belongs solely to Bright and Consultant hereby assigns and transfers to Bright any and all rights that Consultant might have asserted to such work product, including any copyright, patent, trademark, trade secret or other intellectual property rights, to Bright. Consultant will cooperate with Bright and will execute any documentation required by Bright to assert or protect its property rights in the work product.

    5.    Non-Disparagement. Bright and Consultant agree that they will not make disparaging or defamatory comments regarding one another, regardless of the forum. Consultant agrees that, unless it is in the context of an Equal Employment Opportunity Commission (“EEOC”) or other civil rights or other government enforcement agency investigation or proceeding, Consultant will make no critical, disparaging or defamatory comments regarding Bright or any affiliate in any respect. Furthermore, Consultant agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against the Bright or any affiliate. This provision does not prohibit Consultant from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding. Further, nothing in this Agreement prohibits Consultant from testifying in an administrative, legislative, or judicial proceeding related to any alleged unlawful conduct or sexual harassment when Consultant has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or any legislature. Moreover, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Consultant has reason to believe is unlawful.

6.    Compliance with Prior Agreements. Consultant remains bound by the terms of the agreements which Consultant previously entered into Bright and its affiliates including, without limitation, the Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement, to the extent that they do not conflict with this Agreement. Consultant reaffirms and agrees to observe and abide by the terms of the Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement, including the provisions therein regarding nondisclosure of Confidential Information and Third Party Confidential Information.

7.    Code §409A. Consultant and Bright intend that the payments and benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of
Bright Health Consultant Agreement

Internal Revenue Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. The payments and benefits to be provided under this Agreement are intended to be exempt from the requirements of Code §409A because such payments and benefits are short-term deferrals under Treas. Reg. §1.409A-1(b)(4) or provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9).

8.    Return of Property. Consultant affirms that she has returned to Bright, and not retained in any form or format, all Bright documents, data, and other property that was in Consultant’s possession or control. Bright “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Bright’s business that Consultant has compiled, generated or received while working for Bright, including all copies, samples, computer data, disks, or records of such material. Moreover, Consultant agrees, upon request by Bright, to cooperate in any investigation, litigation, arbitration, or administrative proceeding involving Bright or any of its affiliates, without requiring service of a subpoena or other legal process. Consultant will be reasonably available to consult with any representative of Bright, to provide information, and, if required or requested, to appear to give testimony.

9.    Relationship of Parties. The sole relationship of the parties as of the Separation Date is that of independent contractors and nothing in this Agreement or otherwise shall be deemed or construed to create any other relationship, including one of employment, joint venture or agency. Consultant shall be solely responsible for any taxes of any type, including social security taxes, workers' compensation taxes or costs, unemployment compensation taxes or costs or any other similar taxes, costs or charges or any other taxes or charges related to Consultant's receipt of compensation and performance of services under this Agreement, and shall indemnify and hold Bright harmless against any such taxes or charges. This Section shall survive any termination of this Agreement.

    10.    Disputes. Any dispute relating to or arising under this Agreement shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. The arbitrators shall have no power to award any punitive or exemplary damages or to vary or ignore the terms of this Agreement and shall be bound by controlling law.

    11.    Term and Termination. This Agreement shall be effective during the Service Period unless extended by mutual written amendment.

    12.     Prior Employment and Release of Claims. Consultant agrees upon termination of her employment with Bright, and as consideration for this Consulting Agreement that on Consultant’s last day of employment she will execute the release of claims attached hereto as Exhibit B.

    13.    Miscellaneous. Unless otherwise noted herein, this Agreement, along with the exhibits, contains the entire understanding of the parties and may be amended only in writing signed by the parties. This Agreement shall supersede any prior agreements between the parties in regard to the same subject matter for services rendered after the effective date. This Agreement and any rights and obligations under it may not be assigned by Consultant unless Bright has given its prior written consent to such assignment. This Agreement shall by governed by and construed under the laws of the State of Minnesota.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

Bright Health Consultant Agreement

BRIGHT HEALTH GROUP, INC. By: /s/ Jeff Craig	CONSULTANT By: /s/ Catherine R. Smith
Name: Jeff Craig	Name: Catherine R. Smith
Title: General Counsel and Corporate Secretary
Date: 5/9/2023	Date: 5/9/2023 Address: ________________________________________ _________________________________________ _________________________________________

Bright Health Consultant Agreement

EXHIBIT A

SERVICES TO BE PERFORMED & COMPENSATION FOR SERVICES

Services:

•Provide strategic advice to Bright on areas of responsibility.
•Assist the transition of responsibilities to successor(s) identified by Bright.
•Available to assist with investor relations and corporate communications as requested.
•Assist with Bright’s legal counsel on matters reasonably requested by Bright.
•Such other matters reasonably requested by Bright.

COMPENSATION

•Bright will pay Consultant a monthly retainer of $50,000 per month (the “Monthly Retainer”). The payment for May shall be made within 5 business days after the execution of this Agreement and shall be paid on the 15th day of each month thereafter.
•Upon the closing of the sale of Bright’s CA Medicare Advantage business at any time prior to June 30, 2024, Bright will pay Consultant an amount equal to her base salary minus the aggregate amounts paid by Bright for the Monthly Retainer. For purpose of this section, the sale of Bright’s CA Medicare Advantage business shall include the sale of any of the following entities or a majority of their assets provided that proceeds of such sale are sufficient to satisfy Bright’s obligations under its credit agreement and to ensure each of its regulated insurance entities are solvent: (i) Bright Health Company of California, (ii) Universal Care, Inc. and (iii) Central Health Plan of California, Inc.
•Expenses directly related to the services under this Agreement will be reimbursed in accordance with Bright Health’s Travel and Entertainment Expense Policy.

Bright Health Consultant Agreement
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